Exhibit 21

                              Subsidiaries


     Avcon Industries, Inc., a Kansas Corporation

     Butler National Services, Inc., a Florida Corporation, formerly Lauderdale Services, Inc.

     Butler National Corporation Consulting Engineers, Inc., a Kansas Corporation, formerly HSD, Inc.

     Butler National Service Corporation, a Kansas corporation, formerly a Delaware Corporation

     Butler National, Inc., a Nevada Corporation

     Butler Temporary Services, Inc., a Missouri Corporation

     Butler National Corporation, a Nebraska Corporation, formerly Woodson Avionics, Inc.

     Cansas International Corporation, a Delaware Corporation